STRUCTURED ASSET MORTGAGE INVESTMENTS II TRUST 2007-AR4
STRUCTURED ASSET MORTGAGE INVESTMENTS II GRANTOR TRUST 2007-AR4

NOTICE TO INVESTORS AND OTHER RECIPIENTS

THE ATTACHED SUPPLEMENT DATED SEPTEMBER 13, 2007 TO THE PROSPECTUS SUPPLEMENT DATED AUGUST 30, 2007 (THE “PROSPECTUS SUPPLEMENT”) TO THE PROSPECTUS DATED AUGUST 30, 2007 (TOGETHER WITH THE PROSPECTUS SUPPLEMENT, THE “PROSPECTUS”), RELATING TO THE ISSUANCE OF STRUCTURED ASSET MORTGAGE INVESTMENTS II TRUST 2007-AR4,  MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2007-AR4 AND THE ISSUANCE OF STRUCTURED ASSET MORTGAGE INVESTMENTS II GRANTOR TRUST 2007-AR4,  MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2007-AR4, AMENDS CERTAIN LANGUAGE CONTAINED IN THE PROSPECTUS, AS DESCRIBED THEREIN.

INVESTORS AND POTENTIAL INVESTORS SHOULD REVIEW THE PROSPECTUS ONLY IN CONNECTION WITH THE ATTACHED SUPPLEMENT AND MAY NOT RELY ON THE PROSPECTUS EXCEPT AS SO AMENDED IN MAKING ANY INVESTMENT DECISIONS.

Bear, Stearns & Co. Inc.

September 13, 2007

Structured Asset Mortgage Investments II Trust 2007-AR4
Issuing Entity

Structured Asset Mortgage Investments II Grantor Trust 2007-AR4
Grantor Trust Issuing Entity

EMC Mortgage Corporation
Servicer and Sponsor

Structured Asset Mortgage Investments II Inc.
Depositor

Structured Asset Mortgage Investments II Trust 2007-AR4
Mortgage Pass-Through Certificates, Series 2007-AR4
and
Structured Asset Mortgage Investments II Grantor Trust 2007-AR4
Mortgage Pass-Through Certificates, Series 2007-AR4

Supplement dated September 13, 2007
to
prospectus supplement dated August 30, 2007
to
prospectus dated June 28, 2007
__________

Capitalized terms used in this supplement are defined in the prospectus supplement dated August 30, 2007, to which this supplement is attached.

The prospectus supplement is hereby revised as follows (emphasis added throughout this supplement to show changes):

1.  The first paragraph under "Credit Enhancement" on the cover of the prospectus supplement is hereby deleted in its entirety and replaced with the following:

Credit enhancement for the offered certificates (with respect to the grantor trust certificates, indirectly through the underlying Class A-4B certificates that are issued by the trust but not offered under this prospectus supplement) will consist of excess spread, overcollateralization and additional classes of subordinated certificates.  The Class A-~~5~~2 Certificates and the Class A-~~6~~3 Certificates may receive additional distributions in respect of interest from payments under the related corridor contracts, as described herein.  The grantor trust certificates may receive additional distributions in respect of interest payments under the swap agreement, as described herein.

2.  The paragraph under "Corridor Contracts" on page S-10 is deleted in its entirety and replaced with the following:

The Class A-~~5~~2 Certificates and the Class A-~~6~~3 Certificates will be entitled to the benefits provided by the corridor contracts. There can be no assurance as to the extent of benefits, if any, that may be realized by the certificateholders as a result of the corridor contracts.  No other class of certificates will be entitled to the benefits of the corridor contracts.

3.  The second sentence in the second paragraph under "The Class A Certificates and the Class B Certificates May Not Always Receive Interest Based on One-Month LIBOR Plus the Related Margin" on page S-20 is deleted in its entirety and replaced with the following:

Such shortfall will be covered to the extent of excess cash flow available for that purpose, and, for the Class A-~~5~~2 Certificates and the Class A-~~6~~3 Certificates, to the extent of available payments under the corridor contracts.

4.  The third and fourth paragraphs under "The Class A Certificates and the Class B Certificates May Not Always Receive Interest Based on One-Month LIBOR Plus the Related Margin" on page  S-21 are deleted in their entirety and replaced with the following:
In addition, although the Class A-~~5~~2 Certificates and the Class A-~~6~~3  Certificates are entitled to payments under the corridor contracts during periods of increased One-Month LIBOR rates, the counterparty thereunder will only be obligated to make such payments under certain circumstances.

To the extent that payments on the Class A-~~5~~2 Certificates and the Class A-~~6~~3 Certificates depend in part on payments to be received under the corridor contracts, the ability of the trust to make payments on those classes of certificates will be subject to the credit risk of the corridor counterparty.

5.  The first paragraph under "The Corridor Contracts" on page  S-50 is deleted in its entirety and replaced with the following:

The Trustee, on behalf of the Trust, will enter into one or more corridor contracts, or Corridor Contracts, with Bear Stearns Financial Products Inc. that provide for payments to the Trustee for the benefit of the holders of the related Certificates.  The Corridor Contracts are intended to provide partial protection to the Class A-~~5~~2 Certificates and the Class A-~~6~~3 Certificates in the event that the applicable Pass-Through Rate for such classes of Certificates is limited by the Net Rate Cap and to cover certain interest shortfalls.  No other class of Certificates will be entitled to the benefits of the Corridor Contracts.

6.  The fifth and sixth paragraphs under "The Corridor Contracts" on pages  S-50 and S-51 are deleted in their entirety and replaced with the following:
On each distribution date, amounts received under each Corridor Contract with respect to the Class A-~~5~~2 Certificates and the Class A-~~6~~3 Certificates will be allocated in the following order of priority:

First, to the holders of the related class of Certificates, the payment of any Basis Risk Shortfall Carry-forward Amount for such class, to the extent not covered by the related Excess Cashflow on such distribution date;

Second, from any remaining amounts, to the holders of the related class of Certificates, the payment of any Current Interest and Interest Carry Forward Amount for such class to the extent not covered by Interest Funds or Excess Cashflow on such distribution date;

Third, Reserved; and

Fourth, to the Class B-IO Certificateholders, any remaining amounts.

The Corridor Contracts terminate after the distribution date occurring in April 2010 and December 2015 with respect to the Class A-~~5~~2 Certificates and the Class A-~~6~~3 Certificates, respectively.

7.  The two paragraphs under "The Reserve Fund" on page S-77 are deleted in their entirety and replaced with the following:

The Trustee shall establish and maintain, for the benefit of the holders of the Class A-~~5~~2 Certificates and the Class A-~~6~~3 Certificates, an account, referred to herein as the Reserve Fund, into which on each distribution date, amounts received under each Corridor Contract will be deposited in accordance with the provisions as set forth under “The Corridor Contracts” in this prospectus supplement. The amount at any time on deposit in the Reserve Fund held in trust for the benefit of the Class A-~~5~~2 Certificates and the Class A-~~6~~3 Certificates, shall be held either (i) uninvested in a trust or deposit account of the Trustee with no liability for interest or other compensation thereon or (ii) invested in permitted investments that mature no later than the Business Day prior to the next succeeding distribution date. Any losses on such permitted investments shall not in any case be a liability of the Trustee.

On each distribution date, amounts on deposit in the Reserve Fund for the benefit of the related Certificates will be allocated to the Class A-~~5~~2 Certificates and the Class A-~~6~~3 Certificates, pro rata, based on the current Realized Losses and any Unpaid Realized Loss Amount for each such Class for such Distribution Date, and then to the Class B-IO Certificates as set forth in the Agreement.

8.  The definition of "Corridor Contracts" on page S-92 is hereby deleted in its entirety and replaced with the following:

Corridor Contracts— The interest rate corridor contracts that the Trustee, on behalf of the Trust, entered into with the Corridor Counterparty with respect to the Class A-~~5~~2 Certificates and the Class A-~~6~~3 Certificates.

9.  The first row of Annex I is hereby deleted in its entirety and replaced with the following:

Distribution Date	Class A-2 Notional Balance ($)	Class A-2 Strike Rate (%)	Class A-2 Ceiling Rate (%)	Class A-3 Notional Balance ($)	Class A-3 Strike Rate (%)	Class A-3 Ceiling Rate (%)

The remainder of the prospectus supplement remains unmodified.

This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the certificates offered hereby and with respect to their unsold allotments or subscriptions.  In addition, all dealers selling the offered certificates, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus for 90 days after the date of this supplement.

___________________________________________

Bear, Stearns & Co. Inc.
September 13, 2007